Exhibit 1.58

ALTIA PLC	STOCK EXCHANGE RELEASE	3 MAY 2021 AT 2:30 p.m. EEST

THIS STOCK EXCHANGE RELEASE MAY NOT BE PUBLISHED OR DISTRIBUTED, IN WHOLE OR IN PART, DIRECTLY OR INDIRECTLY, IN OR INTO AUSTRALIA, CANADA, HONG KONG, JAPAN, SOUTH AFRICA OR ANY OTHER JURISDICTION WHERE SUCH PUBLICATION OR DISTRIBUTION WOULD VIOLATE APPLICABLE LAWS OR RULES OR WOULD REQUIRE ADDITIONAL DOCUMENTS TO BE COMPLETED OR REGISTERED OR REQUIRE ANY MEASURE TO BE UNDERTAKEN IN ADDITION TO THE REQUIREMENTS UNDER FINNISH LAW. FOR FURTHER INFORMATION, SEE “IMPORTANT NOTICE” BELOW.

The Finnish Financial Supervisory Authority has approved a supplement to the prospectus prepared for the merger of Altia Plc and Arcus ASA

The Finnish Financial Supervisory Authority has today, on 3 May 2021, approved a supplement (the “Supplement”) to the merger prospectus (the “Merger Prospectus”) concerning the merger between Altia Plc (“Altia”) and Arcus ASA (“Arcus”).

The Supplement relates to Altia’s unaudited business review as at and for the three months ended 31 March 2021, published on 28 April 2021.

A certificate of approval of the Supplement, with a copy of the Supplement will be notified to the competent authority of Norway in accordance with Regulation (EU) 2017/1129 (the “Prospectus Regulation”).

The Supplement, together with the Merger Prospectus, will be available on or about 3 May 2021 in English on Altia’s website at www.altiagroup.com/investors, at Altia’s registered office at Kaapeliaukio 1, 00180 Helsinki, Finland, at Arcus’ website at www.arcus.no/en/investor, at Arcus’ registered office at Destilleriveien 11, Gjelleråsen, Norway, and at Nasdaq Helsinki at Fabianinkatu 14, 00100 Helsinki, Finland.

ALTIA PLC

Contacts:

Analysts and investors: Juhana Jokinen, Interim CFO, tel. +358 40 503 9263

Media: Petra Gräsbeck, Corporate Communications, tel. +358 40 767 0867

Distribution:

Nasdaq Helsinki Ltd

Principal media

www.altiagroup.com

Information on Altia and Arcus in brief

Altia is a leading Nordic alcoholic beverage brand company operating in the wine and spirits markets in the Nordic and Baltic countries. Altia wants to support a development of a modern, responsible Nordic drinking culture. Altia’s key exports brands are Koskenkorva, O.P. Anderson and Larsen. Other iconic Nordic brands are Chill Out, Blossa, Xanté, Jaloviina, Leijona, Explorer and Grönstedts.

Altia’s current strategy is built on two core strengths: Altia is the Nordic distillery that masters the sustainable production of high-quality grain-based spirits, and provides the best route-to-market through distribution and channel execution for its brands and partners.

Arcus is a leading Nordic branded consumer goods company within wine and spirits. Arcus is the world’s largest producer of aquavit, and holds strong market positions for wine and spirits across the Nordics. Vectura, a wholly owned company, supplies complete logistics solutions for the beverage industry in Norway. Arcus was spun off from the Norwegian state monopoly, Vinmonopolet, in 1996 and since then has grown from a local company to an international group with the Nordic region and Germany as its home market. The Group also exports a significant volume of spirits to other countries. Arcus is listed on Oslo Børs.

Important notice

The distribution of this release may be restricted by law and persons into whose possession any document or other information referred to herein comes should inform themselves about and observe any such restrictions. The information contained herein is not for publication or distribution, in whole or in part, directly or indirectly, in or into

Australia, Canada, Hong Kong, Japan, South Africa or any other jurisdiction where such publication or distribution would violate applicable laws or rules or would require additional documents to be completed or registered or require any measure to be undertaken in addition to the requirements under Finnish law. Any failure to comply with these restrictions may constitute a violation of the securities laws of any such jurisdiction. This release is not directed to, and is not intended for distribution to or use by, any person or entity that is a citizen or resident or located in any locality, state, country or other jurisdiction where such distribution, publication, availability or use would be contrary to law or regulation or which would require any registration or licensing within such jurisdiction.

Altia is a Finnish company and Arcus is a Norwegian company. The transaction, including the information distributed in connection with the merger and the related shareholder votes, is subject to disclosure, timing and procedural requirements of a non-U.S. country, which are different from those of the United States. The financial information included or referred to in this release has been prepared in accordance with IFRS, which may not be comparable to the accounting standards, financial statements or financial information of U.S. companies or applicable in the United States.

It may be difficult for U.S. shareholders of Arcus to enforce their rights and any claim they may have arising under U.S. federal or state securities laws, since Altia and Arcus are not located in the United States, and all or some of their officers and directors are residents of non-U.S. jurisdictions. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment. U.S. shareholders of Arcus may not be able to sue Altia or Arcus or their respective officers and directors in a non-U.S. court for violations of U.S. laws, including federal securities laws, or at the least it may prove to be difficult to evidence such claims. Further, it may be difficult to compel Altia or Arcus and their affiliates to subject themselves to the jurisdiction of a U.S. court. In addition, there is substantial doubt as to the enforceability in a foreign country in original actions, or in actions for the enforcement of judgments of U.S. courts, based on the civil liability provisions of the U.S. federal securities laws.

Arcus’ shareholders should be aware that Altia is prohibited from purchasing Arcus’ shares otherwise than under the Merger, such as in open market or privately negotiated purchases, at any time during the pendency of the Merger under the Merger Plan.

This release does not constitute a notice to an EGM or a merger prospectus and as such, does not constitute or form part of and should not be construed as, an offer to sell, or the solicitation or invitation of any offer to buy, acquire or subscribe for, any securities or an inducement to enter into investment activity. Any decision with respect to the proposed merger of Arcus into Altia should be made solely on the basis of information to be contained in the actual notices to the EGM of Arcus and Altia, as applicable, and the merger prospectus related to the merger as well as on an independent analysis of the information contained therein. You should consult the merger prospectus for more complete information about Altia, Arcus, their respective subsidiaries, their respective securities and the merger. No part of this release, nor the fact of its distribution, should form the basis of, or be relied on in connection with, any contract or commitment or investment decision whatsoever. The information contained in this release has not been independently verified. No representation, warranty or undertaking, expressed or implied, is made as to, and no reliance should be placed on, the fairness, accuracy, completeness or correctness of the information or the opinions contained herein. Neither Altia nor Arcus, nor any of their respective affiliates, advisors or representatives or any other person, shall have any liability whatsoever (in negligence or otherwise) for any loss however arising from any use of this release or its contents or otherwise arising in connection with this release. Each person must rely on their own examination and analysis of Altia, Arcus, their respective securities and the merger, including the merits and risks involved. The transaction may have tax consequences for Arcus shareholders, who should seek their own tax advice.

The securities referred to in this release have not been, and will not be, registered under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”), or the securities laws of any state of the United States (as such term is defined in Regulation S under the U.S. Securities Act) and may not be offered, sold or delivered, directly or indirectly, in or into the United States absent registration, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the U.S. Securities Act and in compliance with any applicable state and other securities laws of the United States. This release does not constitute an offer to sell or solicitation of an offer to buy any of the shares in the United States. Any offer or sale of new Altia shares made in the United States in connection with the merger may be made pursuant to the exemption from the registration requirements of the U.S. Securities Act provided by Rule 802 thereunder.

The new shares in Altia have not been and will not be listed on a U.S. securities exchange or quoted on any inter-dealer quotation system in the United States. Neither Altia nor Arcus intends to take any action to facilitate a market in the new shares in Altia in the United States.

The new shares in Altia have not been approved or disapproved by the U.S. Securities and Exchange Commission, any state securities commission in the United States or any other regulatory authority in the United States, nor have any of the foregoing authorities passed comment upon, or endorsed the merit of, the merger or the accuracy or the adequacy of this release. Any representation to the contrary is a criminal offence in the United States.